Exhibit 99.1

Contacts
Media
Ana Kapor
650.638.6227
ana.kapor@appliedbiosystems.com

Investors	European Media and Investors
Linda Greub	David Speechly, Ph.D.
650.554.2349	(+)44.162.273.9150
linda.greub@appliedbiosystems.com	speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2005 SECOND QUARTER RESULTS

•	Fully diluted EPS of $0.37 ($0.28 on a non-GAAP basis, excluding specified items)

•	Net revenues of $463 million

FOSTER CITY, CA, January 27, 2005 – Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported revenues of $463 million for the second quarter of fiscal 2005, a 1% increase over the prior year quarter. Net revenues include favorable foreign currency effects of approximately 2%, compared to the prior year quarter. Net income was $73 million, compared to $52 million for the prior year quarter. Earnings per share (EPS) for the quarter were $0.37, compared to $0.25 for the prior year quarter. EPS for the quarter on a non-GAAP basis were $0.28, compared to $0.23 for the prior year quarter, excluding the specified items described below for both periods. The net effect of foreign currency on EPS was a benefit of approximately $0.02, compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“During the second quarter, Applied Biosystems’ continued focus on earnings performance contributed to improvement in EPS growth,” said Tony L. White, Chief Executive Officer, Applera Corporation. “I am pleased with the considerable progress Cathy Burzik and her team have made in positioning Applied Biosystems for success in this uncertain environment.”

Catherine M. Burzik, President, Applied Biosystems said, “While total revenue for the Group was approximately equal to the prior year quarter, the continued strength of our biosecurity and human identification products led to rapid revenue growth in our Real-Time PCR/Applied Genomics product category. In Mass Spectrometry, revenue growth was led by sales of our 4000 Q TRAP® LC/MS/MS System. In contrast, DNA Sequencing revenue declined compared to the prior year quarter, when several of the large U.S. genome centers were still in the process of upgrading their installed base of DNA analyzers to 3730xls.”

During the second quarters of both fiscal 2005 and 2004, the Group recorded items that affected the comparability of the results. For fiscal 2005, these items included a pre-tax net gain of $29.7 million related to the previously announced sale of certain MALDI Time-of Flight (TOF) assets to MDS Inc. (NYSE: MDZ, TSX: MDS). This sale was related to the expansion of the Applied Biosystems/MDS Sciex Instruments joint venture. Also recorded during the second quarter of fiscal 2005 were pre-tax charges of $2.9 million for severance and benefit costs and $2.3 million for charges related to a facility lease agreement. The severance charges related primarily to staff reductions intended to better align the Group’s resources with anticipated business opportunities. During the second quarter of fiscal 2004, the Group recorded pre-tax gains of $7.0 million from the sale of investments and for a reduction in severance costs that were previously recorded in fiscal 2003. The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Adjusted amounts
(Dollar amounts in millions)

	Three months ended December 31, 2004			Three months ended December 31, 2003
	GAAP		Adjusted	GAAP		Adjusted
	amounts	Adj.	amounts	amounts	Adj.	amounts

Operating income	$97.3	$24.5	$72.8	$63.3	$0.6	$62.7
Income before income taxes	102.3	24.5	77.8	72.8	7.0	65.8
Provision for income taxes	29.6	7.8	21.8	20.4	2.5	17.9
Net income	72.7	16.7	56.0	52.4	4.5	47.9

Earnings per share allocations(1)	1.6	1.6
Adjusted net income for earnings per share	74.3	18.3	56.0	$52.4	$4.5	$47.9

Total diluted earnings per share	$0.37	$0.09	$0.28	$0.25	$0.02	$0.23

(1)	Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

Additional Financial Highlights

•	Revenues for the five product categories and their change relative to the prior year quarter were: $141 million for DNA Sequencing, a 17% decline; $135 million for Real-Time PCR/Applied Genomics, a 29% increase; $114 million for Mass Spectrometry, a 10% increase; $47 million for Core PCR and DNA Synthesis (previously called Core DNA Synthesis and PCR), an 8% decline; and $26 million for Other Product Lines, a 9% decline.

•	Revenues by source and their change relative to the prior year quarter were: $217 million for Instruments, an 8% decline; $170 million for Consumables, a 14% increase; and $76 million for Other Sources, including service and support, royalties, licenses, and consulting, a 3% increase.

•	Revenues for the major geographic regions and their change relative to the prior year quarter were: $190 million in the United States, a 12% decrease; $172 million in Europe, a 25% increase, including favorable foreign currency effects of approximately 7%; and $85 million in Asia Pacific, a 7% decrease. Revenues in Japan, which are included in total revenues for Asia Pacific, declined 7% from the prior year quarter. Revenue strength in Europe was driven primarily by sales of certain mass spectrometry systems and genetic analyzers. Sales in the U.S. were negatively affected by reduced sales of DNA analyzers to large U.S. genome centers.

•	Gross Margin increased to 52.5% from 51.9% in the prior year quarter, primarily reflecting the effects of foreign currency.

•	Selling, general, and administrative (SG&A) expenditures were $117 million, an increase of $2 million, or 2%, over the prior year quarter. This increase included unfavorable foreign currency effects of approximately $3 million.

•	Research, development and engineering (R&D) expenses were $54 million for the quarter, a decrease of $7 million, or 12%, below the prior year quarter, as a result of the previously announced realignment of the R&D product portfolio.

•	Cash flow from operations was $92 million for the quarter and capital expenditures were $7 million. As of the end of the quarter, cash was $655 million, up from $535 million as of September 30, 2004, accounts receivable were $377 million, representing 61 days sales outstanding, and inventory was $140 million, representing 3.0 months of inventory on hand.

Business Highlights

•	The Group completed its transition to a divisional organizational structure. Earlier this week, the Group named William V. Murray as President, Molecular Biology Division. Mr. Murray has significant operating experience, having held a series of executive positions, including Vice President and General Manager of the global pacemaker business of Medtronic, Inc. (NYSE: MDT).

•	The U.S. Patent & Trademark Office granted Applera a fundamental patent pertaining to real-time PCR technology. The European Patent Office (EPO) revoked Applera’s European patent covering real-time PCR thermal cycler technology. Applera is preparing an appeal, and the German Court has suspended the previously granted injunctions pending the outcome of this appeal.

•	In January, the Group began commercial sales of the API 5000™ LC/MS/MS System for small molecule quantification in pharmaceutical drug development. The mass spectrometry system achieves an average nine-fold increase in sensitivity and four-fold improvement in signal-to-noise ratio over other commercially available systems.

•	In January, the Group began commercial sales of the 7500 Fast Real-Time PCR System. The system is intended to reduce time to results and increase productivity for customers.

•	The Group began commercial sales of the AmpFLSTR®Yfiler™PCR Amplification Kit, a forensic identification kit for the specific detection of low levels of male DNA in sexual assault case samples.

•	The Group began commercial sales of the Rat Genome Survey Microarray for use with the Applied Biosystems Expression Array System. The microarray includes more than 10,000 genes not covered by other commercial microarrays.

Applied Biosystems Outlook

Applied Biosystems has the following expectations regarding its financial performance for fiscal 2005:

•	The Group expects low-single-digit revenue growth compared to fiscal 2004.

•	Product Category Revenue Growth: Real-Time PCR/Applied Genomics and Mass Spectrometry revenues are expected to increase compared to fiscal 2004. Revenues from DNA Sequencing, Core PCR and DNA Synthesis, and Other Product Lines are expected to decline.

•	Margins and Expenses: The gross margin is expected to equal or exceed the fiscal 2004 gross margin. SG&A expense as a percent of total revenues should exceed, and R&D expense as a percent of total revenues should decline from, the fiscal 2004 levels. The operating margin should increase from the fiscal 2004 level; this expectation excludes certain types of items which are included in EPS under GAAP, as set forth below under “Use of Non-GAAP Financial Information.”

•	The effective tax rate is expected to be 28 percent. However, the effective tax rate may be impacted by the recent U.S. tax legislation.

•	The Group expects EPS growth for fiscal 2005 at a rate exceeding that of the annual revenue growth rate. This expectation excludes certain types of items which are included in EPS under GAAP, as set forth below under “Use of Non-GAAP Financial Information.”

•	Capital spending should be in the range of $45 – 50 million.

The Group believes this outlook and its fiscal year 2005 financial performance will continue to be affected by, among other things, the availability of funding in the U.S. for DNA sequencing and competitive pricing pressure on certain PCR-related consumables products. Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the second quarter of fiscal 2005, end-user sales for all products sold through its alliance with Abbott Laboratories, increased 31 percent to $14.9 million from $11.4 million in the same quarter last year.

During the recently completed quarter, the pre-tax loss decreased to $8.2 million, compared to $9.3 million in the same quarter last year. The smaller pre-tax loss was due primarily to lower R&D expenses, which were partially offset by lower reported revenues. Reported revenues decreased to $7.9 million, compared to $11.0 million in the same quarter last year, primarily as a result of lower equalization payments from Abbott. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Fluctuation in equalization payments can lead to variability in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The decrease in reported revenues was partially offset by an increase in technology-related revenue, including license fees and recognition of a milestone payment from Merck. Net cash used during the quarter was $13.3 million, compared to $14.0 million in the second quarter of fiscal 2004.

“We believe our ongoing medical utility studies and our new product development programs will provide value and product opportunities for our laboratory customers and collaborators,” said Kathy Ordoñez, President, Celera Diagnostics. “We are close to completing initial medical utility studies for breast cancer metastasis, rheumatoid arthritis and cardiovascular disease, including myocardial infarction (heart attack), stroke, stenosis and response to statin therapy. We will communicate our scientific findings and the opportunity for new products resulting from these studies.”

Celera Diagnostics Highlights

•	Celera Diagnostics recently initiated two product development programs, one related to Fragile X, the leading cause of inherited mental retardation, and a second related to the detection and genotyping of the human papillomavirus (HPV). Because HPV is linked to a majority of cervical cancer cases, a significant market for HPV detection already exists. These two programs are based in part on research findings presented by scientists from Celera Diagnostics and Laboratory Corporation of America (LabCorp) at the Association for Molecular Pathology meeting in November 2004.

•	In January 2005, Celera Diagnostics received a discovery milestone payment from Merck & Co., associated with the target and marker collaboration between the companies related to Alzheimer’s disease.

•	At the American Heart Association meeting in November 2004, Celera Diagnostics and its collaborators at the University of California, San Francisco, the Cleveland Clinic Foundation, Harvard University and Bristol-Myers Squibb reported findings related to studies of myocardial infarction, stenosis, stroke and response to statin therapy through six presentations and two posters. The collaborators identified multiple genetic variants that are significant risk factors when adjusted for known cardiovascular hazards such as smoking, diabetes and high cholesterol. In combination, these variants can significantly increase a person’s predicted risk for myocardial infarction.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics intends to continue advancing its disease association and medical utility studies during fiscal 2005. It also anticipates increased sales of existing products sold through its alliance with Abbott. Celera Diagnostics is also planning the introduction of new products. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $28 to $35 million, and fiscal 2005 net cash use to be in a range of $30 to $40 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in range of $60 to $70 million during fiscal 2005.

Use of Non-GAAP Financial Information

This press release contains non-GAAP information, including earnings per share adjusted to exclude certain costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings and asset impairment charges. In addition, for non-GAAP EPS purposes, we have also excluded the allocation of interperiod taxes and intercompany sales from our calculation of non-GAAP EPS. We believe the presentation of non-GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP information is viewed in conjunction with non-GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. This information is not intended to be considered in isolation or as a substitute for GAAP financial information.

Conference Call & Webcast

•	A conference call to discuss financial results will be held today at 11:00 a.m. (ET). During the call, management will focus on each of the Applera businesses separately at the approximate times below:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Diagnostics	11:45 a.m. (ET)
o	Celera Genomics Group	12:00 noon (ET)

•	The conference call number is 706.634.4992 (code “Applera”).
•	The conference call will also be webcast and can be accessed on the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com.
•	A recording of the conference call will be available approximately two hours after the completion of the call on January 27 until February 13, 2005. Interested parties should call 706.645.9291 and enter conference ID 3390266.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. The Celera Genomics Group (NYSE:CRA) is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Forward-Looking Statements

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) risks associated with lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (10) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (11) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from fourth party payors such as private insurance companies and government insurance plans; (12) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (13) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (14) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (15) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (16) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (17) intense competition in the industry in which Celera Diagnostics operates; and (18) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2005. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, AB (Design) and AmpFLSTR are registered trademarks, and Applera, Celera Diagnostics, Celera Genomics, and Yfiler are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark and API 5000 is a trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2004	2003 (1)	2004	2003 (1)

Net revenues	$463.4	$458.4	$853.7	$841.1
Cost of sales	220.3	220.5	403.0	405.1

Gross margin	243.1	237.9	450.7	436.0
Selling, general and administrative	116.7	114.5	225.7	210.8
Research, development and engineering	53.6	60.7	104.8	120.4
Employee-related charges, asset impairments and other	5.2	(0.6)	12.5	(0.6)
Asset dispositions and legal settlements	(29.7)		(38.2)

Operating income	97.3	63.3	145.9	105.4
Gain on investments, net		6.4		7.5
Interest income, net	3.5	3.2	5.9	6.2
Other income (expense), net	1.5	(0.1)	2.0	0.1

Income before income taxes	102.3	72.8	153.8	119.2
Provision for income taxes	29.6	20.4	44.0	33.4

Net income	$72.7	$52.4	$109.8	$85.8

Earnings per share analysis

Net income	$72.7	$52.4	$109.8	$85.8

Allocated interperiod taxes(2)	1.6		1.0

Total net income allocated	74.3	52.4	110.8	85.8
Less dividends declared on common stock	8.4	8.7	16.7	17.6

Undistributed earnings	$65.9	$43.7	$94.1	$68.2

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.09	$0.09
Basic undistributed earnings per share	0.34	0.21	0.48	0.32

Total basic earnings per share	$0.38	$0.25	$0.57	$0.41

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.09	$0.09
Diluted undistributed earnings per share	0.33	0.21	0.47	0.32

Total diluted earnings per share	$0.37	$0.25	$0.56	$0.41

Weighted average number of common shares
Basic	195,905,000	206,895,000	195,716,000	207,618,000
Diluted	198,341,000	211,581,000	198,317,000	211,586,000

(1)	Certain prior year numbers have been reclassified for comparative purposes.
(2)	Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended December 31,
	2004	2003	Change

DNA Sequencing	$141.2	$170.4	-17%
% of total revenues	30%	37%
Real-Time PCR/Applied Genomics(1)	134.8	104.3	29%
% of total revenues	29%	23%
Mass Spectrometry	113.8	103.4	10%
% of total revenues	25%	23%
Core PCR & DNA Synthesis(2)	47.2	51.3	-8%
% of total revenues	10%	11%
Other Product Lines	26.4	29.0	-9%
% of total revenues	6%	6%

Total	$463.4	$458.4	1%

	Six months ended December 31,
	2004	2003	Change

DNA Sequencing	$257.3	$295.4	-13%
% of total revenues	30%	35%
Real-Time PCR/Applied Genomics(1)	246.6	198.4	24%
% of total revenues	29%	24%
Mass Spectrometry	202.9	185.9	9%
% of total revenues	24%	22%
Core PCR & DNA Synthesis(2)	94.6	102.4	-8%
% of total revenues	11%	12%
Other Product Lines	52.3	59.0	-11%
% of total revenues	6%	7%

Total	$853.7	$841.1	1%

(1)	The product category Real-Time PCR/Applied Genomics was previously called SDS/Other Applied Genomics.
(2)	The product category Core PCR & DNA Synthesis was previously called Core DNA Synthesis & PCR.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$463.4	$8.2	$7.9	$(2.0)	$477.5
Cost of sales	220.3	1.2	4.3	(1.5)	224.3

Gross margin	243.1	7.0	3.6	(0.5)	253.2
Selling, general and administrative	116.7	5.2	3.2		125.1
Research, development and engineering	53.6	25.7	8.6	(0.5)	87.4
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	5.2				5.2
Asset dispositions and litigation settlement	(29.7)				(29.7)

Operating income (loss)	97.3	(24.6)	(8.2)	—	64.5
Interest income, net	3.5	3.3			6.8
Other income (expense), net	1.5	(0.4)			1.1
Loss from joint venture		(8.2)		8.2

Income (loss) before income taxes	102.3	(29.9)	(8.2)	8.2	72.4
Provision (benefit) for income taxes	29.6	(10.5)	(1)	(1.6)	17.5

Net income (loss)	$72.7	$(19.4)	$(8.2)	$9.8	$54.9

Net income (loss) per share
Basic	$0.38	$(0.27)
Diluted	$0.37	$(0.27)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$458.4	$19.2	$11.0	$(3.3)	$485.3
Cost of sales	220.5	3.7	6.3	(1.7)	228.8

Gross margin	237.9	15.5	4.7	(1.6)	256.5
Selling, general and administrative	114.5	7.2	3.4		125.1
Research, development and engineering	60.7	25.2	10.6	(1.6)	94.9
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	(0.6)				(0.6)

Operating income (loss)	63.3	(17.6)	(9.3)	—	36.4
Gain on investments, net	6.4	0.1			6.5
Interest income, net	3.2	2.6			5.8
Other income (expense), net	(0.1)	2.0			1.9
Loss from joint venture		(9.3)		9.3

Income (loss) before income taxes	72.8	(22.2)	(9.3)	9.3	50.6
Provision (benefit) for income taxes	20.4	(8.6)	(1)	(3.8)	8.0

Net income (loss)	$52.4	$(13.6)	$(9.3)	$13.1	$42.6

Net income (loss) per share
Basic and diluted	$0.25	$(0.19)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 numbers have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$853.7	$17.9	$17.1	$(4.0)	$884.7
Cost of sales	403.0	3.8	7.5	(2.7)	411.6

Gross margin	450.7	14.1	9.6	(1.3)	473.1
Selling, general and administrative	225.7	10.7	6.1		242.5
Research, development and engineering	104.8	50.1	21.0	(1.2)	174.7
Amortization of intangible assets		1.5			1.5
Employee-related charges, asset impairments and other	12.5	2.8			15.3
Asset dispositions and litigation settlement	(38.2)				(38.2)

Operating income (loss)	145.9	(51.0)	(17.5)	(0.1)	77.3
Interest income, net	5.9	6.2			12.1
Other income (expense), net	2.0	1.1		0.1	3.2
Loss from joint venture		(17.5)		17.5

Income (loss) before income taxes	153.8	(61.2)	(17.5)	17.5	92.6
Provision (benefit) for income taxes	44.0	(21.4)	(1)	(1.0)	21.6

Net income (loss)	$109.8	$(39.8)	$(17.5)	$18.5	$71.0

Net income (loss) per share
Basic	$0.57	$(0.54)
Diluted	$0.56	$(0.54)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$841.1	$36.6	$19.6	$(6.9)	$890.4
Cost of sales	405.1	6.4	10.0	(3.9)	417.6

Gross margin	436.0	30.2	9.6	(3.0)	472.8
Selling, general and administrative	210.8	15.4	7.9		234.1
Research, development and engineering	120.4	47.0	23.1	(3.1)	187.4
Amortization of intangible assets		1.5			1.5
Employee-related charges, asset impairments and other	(0.6)				(0.6)

Operating income (loss)	105.4	(33.7)	(21.4)	0.1	50.4
Gain (loss) on investments, net	7.5	(0.5)			7.0
Interest income, net	6.2	5.8		(0.1)	11.9
Other income (expense), net	0.1	0.9			1.0
Loss from joint venture		(21.4)		21.4

Income (loss) before income taxes	119.2	(48.9)	(21.4)	21.4	70.3
Provision (benefit) for income taxes	33.4	(19.1)	(1)	(2.6)	11.7

Net income (loss)	$85.8	$(29.8)	$(21.4)	$24.0	$58.6

Net income (loss) per share
Basic and diluted	$0.41	$(0.41)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 numbers have been reclassified for comparative purposes.